EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

12 January 2007

Shire plc (the “Company”)

The Company announces that it was notified on 10 January 2007 under Sections 198 to 203 of the Companies Act that, at close of business on 5 January 2007, The Goldman Sachs Group, Inc., was interested in 19,760,907 ordinary shares of £0.05p each in the capital of the Company. This holding represents 3.90 per cent of the issued ordinary share capital of the Company.

Of these 19,760,907 shares:

a)	The interest in 1,934,460 shares arose from the interest held by Goldman, Sachs & Co. (“GS&Co.”), a wholly owned direct subsidiary of GS Inc., acting as custodian for its customers.

b)	The interest in 6,313,776 shares arose from a beneficial interest held by Goldman Sachs International (“GSI”), a wholly owned indirect subsidiary of GS Inc.

c)	The interest in 11,375,634 shares arose from the interest held by GS&Co., acting as custodian of 3,791,878 American Depositary Receipts (“ADRs”).

d)	The interest in 45,513 shares arose from the interest held by GS&Co., acting as discretional manager of 15,171 ADRs.

e)	The interest in 56,691 shares arose from a beneficial interest in 18,897 ADRs held by GS&Co.

f)	The interest in 16,113 shares arose from a beneficial interest in 5,371 ADRs held by Goldman Sachs Financial Markets L.P.

g)	The interest in 18,750 shares arose from a beneficial interest in 6,250 ADRs held by SLK- Hull Derivatives LLC, a wholly owned indirect subsidiary of GS Inc.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Registered in England 2883758 Registered Office as above

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above